Exhibit 23.2

CONSENT OF BARNES ASSOCIATES, INC.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (the “Registration Statement”) of CastleRock Security Holdings, Inc., a Delaware corporation (the “Company”) of information contained in our 2010 Industry & Market Overview presentation for the 2010 Barnes Buchanan Security Alarm Conference relating to certain security alarm industry statistics appearing in the Prospectus, which is part of this Registration Statement, and to a chart which we have prepared for the Company showing the growth in industry monitoring and service revenue over the period 1999 through 2009.

We hereby consent to all references to such materials and/or to this firm in each of the Registration Statement and the Prospectus to which the Registration Statement relates, and further consent to the reference to our firm under the caption “Experts” in each of the Registration Statement and the Prospectus to which the Registration Statement relates.

BARNES ASSOCIATES, INC.

By:	/ s / Michael S. Barnes
	Name:	Michael S. Barnes
	Title:	President

Chesterfield, MO

January 19, 2011